GREAT AMERICAN FINANCIAL RESOURCES, INC.

                   EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT


   The following is a list of subsidiaries of GAFRI at December 31, 2000. All corporations are subsidiaries of GAFRI and, if indented, subsidiaries of the company under which they are listed.

   Name of Company
   AAG Holding Company, Inc.                         Ohio          100%
     Great American Life Insurance Company           Ohio          100
       Annuity Investors Life Insurance Company      Ohio          100
       GALIC of New York                             New York      100
       Loyal American Life Insurance Company         Ohio          100
       United Teacher Associates Insurance Company   Texas        99.9
     American Annuity Group Capital Trust I          Delaware      100
     American Annuity Group Capital Trust II         Delaware      100
     American Annuity Group Capital Trust III        Delaware      100
   Great American Life Assurance Company of
     Puerto Rico, Inc.                               Puerto Rico  99.9

   The names of certain subsidiaries are omitted, as such subsidiaries in the aggregate would not constitute a significant subsidiary.

   See Part I, Item 1 of this Report for a description of certain companies in which GAFRI owns a significant portion and accounts for under the equity method.



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